Exhibit 107.1

Calculation of Filing Fee Tables

Registration Statement on Form S-8

(Form Type)

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value, issuable pursuant to the 2022 Stock Incentive Plan	Other	4,107,114	(3)	$2.32	$9,528,504.48	$92.70 per $1,000,000	$883.30
Equity	Common Stock, $0.001 par value, issuable pursuant to the 2022 Employee Stock Purchase Plan	Other	203,366	(4)	$2.32	$471,809.12	$92.70 per $1,000,000	$43.74
Total Offering Amounts						$10,000,313.30		$927.04
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$927.04

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Stereotaxis, Inc. 2022 Stock Incentive Plan (the “2022 Incentive Plan”) or the Stereotaxis, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock splits, stock dividends, recapitalization or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the NYSE American LLC on August 9, 2022.
(3)	Represents shares of Common Stock reserved for issuance under the 2022 Incentive Plan.
(4)	Represents shares of Common Stock reserved for issuance under the 2022 ESPP.